Exhibit 99.1

VIVUS to Share Qsymia® Safety and Efficacy Data with a Global Audience at ICOMES & AOCO 2019

-Conference in Seoul provides opportunity to introduce an international audience to the clinical safety and benefits of Qsymia following its approval in the Republic of Korea-

CAMPBELL, CA., August 27, 2019 — VIVUS, Inc. (NASDAQ: VVUS; the “Company”) today announced that Santosh T. Varghese, MD, Chief Medical Officer at VIVUS, will present at the 2019 International Congress on Obesity and MEtabolic Syndrome (ICOMES) & Asia-Oceania Conference on Obesity (AOCO), in Seoul, Korea, which is taking place August 29-31, 2019.  Dr. Varghese will give two presentations summarizing previously reported safety and efficacy data for Qsymia (phentermine and topiramate extended-release) capsules CIV.

“The joint ICOMES and AOCO conference is an excellent venue in which to introduce Qsymia to the international community of physicians and researchers focused on advancing treatments and improving outcomes for patients who are overweight or obese,” said Dr. Varghese.  “Qsymia is relevant to the theme of this year’s meeting, ‘Sea of Obesity: Navigating the Future,’ as we believe it has an important role in helping patients achieve and maintain their healthy body mass index goals.  With Alvogen’s recent receipt of approval of Qsymia by the South Korea Ministry of Food and Drug Safety, this an opportune time for us to educate physicians in Korea and other global regions about the robust body of data supporting the safety and efficacy of Qsymia.”

Dr. Varghese will make the following presentations:

•                  Optimizing clinical outcomes in obese and overweight patients with combination phentermine plus topiramate extended release. Thursday, August 29, 6:00 p.m. — 6:30 p.m. Korea Standard Time (KST), Room 3.

•                  Addressing common challenges in obesity treatment and optimizing long-term patient outcomes with combination phentermine plus topiramate extended release. Saturday, August 31, 7:30 a.m. — 8:30 a.m. KST, Room 6.

“Our participation in ICOMES and AOCO is an important step in our strategy for making Qsymia a global brand, and we look forward to leveraging Dr. Varghese’s presence at the event to build productive relationships with physicians in Korea and other countries,” said John Amos, Chief Executive Officer at VIVUS.  “Other ongoing initiatives designed to expand the Qsymia market include our planned re-filing of a new Qsymia Marketing Authorization Application on a decentralized basis in Europe, the launch of our U.S. telemedicine program and an improved payor strategy. VIVUS is committed to realizing the full clinical and commercial potential of Qsymia in the U.S. and in our international markets.”

About Qsymia

Qsymia is approved in the United States and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors; or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs.  For more information about the Company, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to execute on our business strategy to enhance long-term stockholder value; risks and uncertainties related to our expected future revenues, operations and expenditures; risks and uncertainties related to our, or our current or potential partners’, ability to successfully commercialize Qsymia; risks and uncertainties related to our ability to sell through the Qsymia retail pharmacy network and the Qsymia Advantage Program; risks and uncertainties related to our, or our current or potential partners’, ability to successfully seek and gain approval for Qsymia in territories outside the U.S.; risks and uncertainties related to the impact of the indicated uses and contraindications contained in the Qsymia label and the Risk Evaluation and Mitigation Strategy requirements; and risks and uncertainties related to our dialog with the European Medicines Agency (“EMA”) or certain member states on a decentralized basis relating to the resubmission of an application for the grant of a marketing authorization, the timing and scope of such resubmission, the assessment by European health authorities of the application for marketing authorization, and ultimately the decision of such European health authorities whether to grant marketing authorization for Qsymia in the EU. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2018 as filed on February 26, 2019, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	David Carey
Chief Financial Officer	Managing Director
oki@vivus.com	dcarey@lazarpartners.com
650-934-5200	212-867-1768